Exhibit 99.1

LUMENIS ANNOUNCES PRELIMINARY THIRD QUARTER 2004 RESULTS

Yokneam, Israel, November 4, 2004 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced preliminary and unaudited financial results for the third quarter and nine months ended September 30, 2004.

The results reported herein and in the attached financial statements do not reflect any of the adjustments referred to in the Company’s press release of May 3, 2004 concerning the results of the Audit Committee investigation. In addition, quarterly 2004 and full year 2003 results have not been reviewed or audited by independent external auditors and, as such, these results, as well as Lumenis’ historical statements, are subject to change to reflect results of any such review or audit. There can be no assurance that any such changes will not be material.

Mr. Avner Raz, Lumenis’ President and Chief Executive Officer, said, “We are pleased that our shareholders ratified the appointment of BDO Ziv Haft as our independent auditors. BDO has recently commenced its audit work, which will focus first on prior years and, as a result, we anticipate that the audit review will become current during the second half of next year.”

Third Quarter Results

Revenues in the third quarter were $62.5 million compared with $70.3 million in the previous quarter and $66.2 million in the third quarter of 2003.

Gross profit was $30.3 million in the third quarter of 2004 compared with $35.8 million in the previous quarter and $26.6 million in the third quarter of 2003.

Operating income in the third quarter of 2004 was $1.8 million compared with $4.4 million in the second quarter of 2004 and an operating loss of $10.5 million in the third quarter of 2003.

Net loss in the third quarter was $2.3 million, or $0.06 per share, compared with net earnings in the second quarter of 2004 of $1.1 million, or $0.03 per fully diluted share, which included Other Income of $1.8 million as a result of the Company’s new sales and marketing agreements with WaveLight Laser Technologie AG. The Company reported a net loss of $15.3 million, or $0.41 per share, in the third quarter of 2003.

Commenting on the results, Mr.Raz said, “Q3 comparisons reflected some softness in Asia and the fact that we are just now beginning to supply the LumenisOne aesthetic system with the Lightsheer module.

“I am pleased by the improvements we have made in operational efficiencies, margins and expenses which resulted in a second consecutive quarter of solid operating profits and continued positive cash flow. These results demonstrate the benefits of our new organization and operating model.

“Demand for our products is strong. In particular, we have a growing backlog of orders for LumenisOne. We are also encouraged by the excellent reception of our new Novus3000, a high-power 532nm photocoagulator with dual fiber output, specifically designed for use in the operating theatre, unveiled at the American Academy of Ophthamologists convention held in October. Our goal is to continue to deliver the most advanced technologies and products to our customers and leverage our global infrastructure to drive growth and profitability in each of our markets,” he added.

Net cash flow from operating activities was a positive $3.3 million in the third quarter of 2004 compared with a negative net cash flow from operating activities of $1.0 million in the third quarter of 2003. At September 30, 2004, the Company had $19.1 million of cash and cash equivalents and unused borrowing capacity under its committed lines of credit of an additional $19.7 million. Total debt was $200.0 million. Based on the preliminary and unaudited results for the first three quarters of 2004, the Company is in compliance with its covenants under its bank agreements.

The Company had approximately $19 million in backlog at September 30, 2004 compared with approximately $15 million at June 30, 2004 and approximately $20 million at March 31, 2004.

Revenue Breakdown

Third quarter 2004 sales by geographic region were as follows:

—	Sales in the Americas were $30.7 million, compared with $34.1 million in the previous quarter and $30.5 million in the third quarter of 2003.
—	Sales in Europe were $11.8 million, compared with $15.0 million in the second quarter of 2004 and $12.7 million in the third quarter of 2003.
—	Sales in Asia Pacific, including China and Japan, were $20.1 million, compared with $21.2 million in the previous quarter and $23.0 million in the third quarter of 2003.

Third quarter sales by product line were as follows:

—	Aesthetic products sales were $19.2 million, compared with $24.8 million in the previous quarter and $23.9 million in the third quarter of 2003.
—	Surgical product sales were $13.6 million, compared with $11.2 million in the previous quarter and $10.7 million in the third quarter of 2003.
—	Ophthalmic product sales were $13.2 million, compared with $16.3 million in the previous quarter and $16.6 million in the third quarter of 2003.
—	Dental product sales were $1.1 million, compared with $2.4 million in the previous quarter and $2.7 million in the third quarter of 2003.
—	Service revenues were $15.4 million, compared with $15.4 million in the previous quarter and $12.4 million in the third quarter of 2003.

Nine Months Results

Revenues for the first nine months of 2004 were $198.0 million compared with $211.7 million in the same period last year.

Gross profit for the first nine months of 2004 rose to $96.8 million from $80.4 million for the first nine months of 2003.

Operating income for the first nine months of 2004 reached $4.8 million compared with an operating loss of $37.3 million for the same period last year.

Net loss for the first nine months of 2004 was $5.4 million, or $0.14 per share, compared with a net loss of $55.4 million, including a $3.6 million loss on the sale of discontinued operations, or $1.49 per share, for the same period in 2003.

Net cash flow from operating activities for the first nine months of 2004 rose to $12.7 million compared with a negative net cash flow from operations of $3.2 million for the same period last year.

As previously reported, a report prepared for the Audit Committee with respect to the Company’s internal investigation had concluded that the timing of the Company’s revenue recognition was inappropriate with respect to certain identified transactions. The aggregate effect of the Company’s accounting for the transactions identified in the report, as described more fully in the Company’s press release of May 3, 2004, was to cause revenues in 2001 and 2002 to be overstated, and revenues in 2003 to be understated.

The effect of the foregoing on the results of operations for the three and nine-month periods ended September 30, 2003 was to cause revenues to be understated by approximately $1.0 million or 1.5% and $2.5 million or 1.2%, respectively. The effect of such understatement of revenues on previously reported earnings (loss), while not included in the report, is estimated, on a preliminary basis and subject to further adjustment, to decrease the net loss as reported in such periods by approximately $0.6 million and $1.5 million, respectively. Such adjustments, as well as any other adjustments which may arise from any further investigative activities, are not reflected in the attached financial statements.

As previously reported, the Audit Committee anticipates that a restatement of previously reported financial results may be appropriate, but intends to defer making a final decision pending completion of the audit by the Company’s recently appointed independent accountants, BDO Ziv Haft.

Investors:

Lauri Hanover	1-866-232-6803 972-4-959-9122

About Lumenis
Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto http://www.lumenis.com

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.